Exhibit 99.1

NewLink Genetics Announces Results from Phase 3 IMPRESS Trial of Algenpantucel-L for Patients with Resected Pancreatic Cancer

Management to Host Conference Call
Tuesday, May 10th at 8:30 a.m. ET

AMES, Iowa, May 9, 2016 -- NewLink Genetics Corporation (NASDAQ:NLNK) announced today results of its Phase 3 clinical trial for algenpantucel-L for patients with resected pancreatic cancer.

The IMPRESS Phase 3 study of algenpantucel-L for patients with resected pancreatic cancer did not achieve its primary endpoint. Overall survival from time of randomization was 29.3 months for both groups combined. There was no statistically significant difference between the two groups. The median survival was 30.4 months and 27.3 months for the control and study groups, respectively. There was also no statistical difference for long-term survival. Three year survival was 41.4% and 42.1% and four year survival was 32.6% and 32.7% for the control and study groups, respectively.

“We are deeply disappointed for patients that the IMPRESS Phase 3 study was not successful,” said Nicholas N. Vahanian, M.D., President and Chief Medical Officer of NewLink Genetics. “We want to extend our sincere appreciation to all the patients, caregivers, investigators, research nurses, employees and others who contributed to the study. Given these results, we are evaluating the future of the HyperAcute® platform. We remain committed to achieving our mission of developing immunotherapies to bring patients with cancer better treatment options.”

The IMmunotherapy for Pancreatic RESectable cancer Study (IMPRESS) trial is a randomized, controlled, two-arm Phase 3 trial for patients with resected pancreatic cancer testing algenpantucel-L (300M cells every two weeks for six months followed by every month for another six months) in combination with the standard of care versus standard of care alone. A total of 722 patients with surgically removed cancers were enrolled at more than 70 sites in the United States from May 2010 to September 2013.

“Immunotherapy is rapidly establishing a role in the management of multiple malignancies,” said George Fisher, M.D., Ph.D., Professor of Medicine at Stanford University, one of the investigators in the IMPRESS study. “The median overall survival of 29.3 months in this study represents a significant increase compared with prior trials and may be due to multiple factors, including the emergence of more effective treatment regimens for recurrent or metastatic disease. Although a negative study, these results represent an important and meaningful contribution to the understanding of the modern treatment of resected pancreatic cancer.”

“In light of these negative results, our scientific and clinical teams will focus on other promising opportunities in our pipeline,” said Charles Link, Jr., M.D., Chairman and Chief Executive Officer. “Our lead projects focus on our IDO checkpoint inhibitor technology employing indoximod and GDC-0919. We have substantial near-term catalysts in 2016 for these IDO inhibitor programs, including multiple trial updates from our proprietary and partnered IDO pathway inhibitors, and the financial resources to realize the potential of our product pipeline.”

NewLink Genetics ended the first quarter on March 31, 2016, with cash, cash equivalents, and certificates of deposit totaling $178 million. The Company reiterates that its goal and expectation is to finish 2016 with two years of cash on hand.

Exhibit 99.1

Conference Call Details
The Company has scheduled a conference call for 8:30 a.m. ET Tuesday, May 10 to discuss the IMPRESS trial results. NewLink Genetics’ senior management team will host the call, which will be open to all listeners. There will also be a question and answer session following the prepared remarks.
Access to the live conference call is available by dialing (855) 469-0612 (U.S.) or (484) 756-4268 (international) five minutes prior to the start of the call. A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing (855) 859-2056 (U.S.) or (404) 537-3406 (international) and using the passcode 10318415.
About NewLink Genetics Corporation

NewLink Genetics is a biopharmaceutical company focused on discovering, developing and commercializing novel immuno-oncology products to improve treatment options for patients with cancer. NewLink Genetics’ portfolio includes biologic and small molecule immunotherapy product candidates intended to treat a wide range of oncology indications. NewLink Genetics’ product candidates are designed to harness multiple components of the immune system to combat cancer without significant incremental toxicity, either as a monotherapy or in combination with other treatment regimens. For more information please visit http://www.newlinkgenetics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of NewLink Genetics that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “will,” “could,” “should,” “seek” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about NewLink Genetics’ financial guidance for 2016; enrollment in or results of its clinical trials for product candidates; its timing of release of data from ongoing clinical studies; its plans related to moving additional indications into clinical development; NewLink Genetics’ future financial performance, results of operations, cash position and sufficiency of capital resources to fund its operating requirements; and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink Genetics makes due to a number of important factors, including those risks discussed in “Risk Factors” and elsewhere in NewLink Genetics’ Annual Report on Form 10-K for the year ended December 31, 2015 and other reports filed with the U.S. Securities and Exchange Commission (SEC). The forward-looking statements in this press release represent NewLink' Genetics’ views as of the date of this press release. NewLink Genetics anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing NewLink Genetics’ views as of any date subsequent to the date of this press release.

Corporate Contact:
Jack Henneman
Chief Financial Officer
(515) 598-2561
Investor@linkp.com

Investor Contact:
Donna LaVoie or Rachel Girard
LaVoieHealthScience
617-374-8800, ext. 107/102
dlavoie@lavoiehealthscience.com
rgirard@lavoiehealthscience.com

Exhibit 99.1

Media:
David Connolly
LaVoieHealthScience
617-374-8800, ext. 108
dconnolly@lavoiehealthscience.com